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                      KAMAN CORPORATION AND SUBSIDIARIES
             EXHIBIT 11 - EARNINGS PER COMMON SHARE COMPUTATION
                   (In thousands except per share amounts)

                                   For the Three Months  For the Nine Months
                                   Ended September 30,   Ended September 30,
                                   --------------------  ------------------
                                       1995      1994       1995      1994
                                       ----      ----       ----      ----
Primary:
  Net earnings applicable to
    common stock                     $  3,642  $ 3,972   $ 11,997   $ 10,950
                                     ========  =======   ========   ========
  Weighted average number of common
    shares outstanding                 18,367   18,213     18,299     18,177
  Weighted average shares issuable on
    exercise of dilutive stock options    195       80        194         91
                                     --------  --------  --------   --------
    Total                              18,562   18,293     18,493     18,268
                                     ========  ========  ========   ========
  Net earnings per common share
    - primary                        $    .20  $   .22   $    .65   $    .60
                                     ========  ========  ========   ========
Fully diluted:
  Net earnings applicable to
    common stock                     $  3,642  $ 3,972   $ 11,997   $ 10,950
  Elimination of interest expense
    on 6% subordinated convertible
    debentures(net after taxes)           299      329        896         *
  Elimination of preferred stock
    dividend requirement                  929      929      2,787         *
                                     --------  -------   --------   --------
  Net earnings (as adjusted)         $  4,870  $ 5,230   $ 15,680   $ 10,950
                                     ========  =======   ========   ========
  Weighted avg. no. of shares out-
    standing including shares issuable
    on exercise of stock options       18,562   18,293     18,493     18,268
  Shares issuable on conversion of 6%
    subordinated convertible debentures 1,421    1,421      1,421         *
  Shares issuable on conversion of
    Series 2 preferred stock            4,552    4,552      4,552         *
  Additional shares using ending market
    price instead of avg. market on treasury
    method use of stock option proceeds    -        15          8         *
                                     --------  -------   --------  --------
    Total                              24,535   24,281     24,474    18,268
                                     ========  =======   ========  ========
 Net earnings per common share
    - fully diluted                 $     .20  $   .22   $    .64  $    .60
                                     ========  =======   ========  ========
*   Anti-dilutive and accordingly not included in the computation
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